UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 23, 2019

AMERICAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-55456 (Commission File Number)	46-3914127 (I.R.S. Employer Identification No.)

9002 Technology Lane, Fishers Indiana, 46038
(Address of principal executive offices)

(317) 855-9926
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See: General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2019, American Resources Corporation entered into a binding agreement with Bear Branch Coal LLC, a Kentucky limited liability company, Perry County Coal LLC, a Kentucky limited liability company, Ray Coal LLC, a Kentucky limited liability company, and Whitaker Coal LLC, a Kentucky limited liability company (each a “Seller” and collectively, “Sellers”). The agreement was entered into as part of the bankruptcy proceedings of Cambrian Holding Company LLC, (“Cambrian), and is subject to approval by the United States Bankruptcy Court for the Eastern District of Kentucky (the “Bankruptcy Court”) in the chapter 11 bankruptcy cases of the Sellers, Case No. 19-51200(GRS), by entry of an order in form and substance acceptable to Sellers and Buyer (the “Sale Order). Under the agreement of the Sale Order, each Seller will sell, transfer, assign, convey and deliver to American Resources Corporation, effective as of the Closing, all assets, rights, titles, permits, leases, contracts and interests of such Seller free and clear of all liens, claims, interests and encumbrances, to the fullest extent permitted by the Bankruptcy Court.

In consideration for the purchased assets, the Buyer will assume the Assumed Liabilities as described in Exhibit 99.1, attached hereto and filed herewith, including the payment of all cure costs. Additionally, the Buyer will assume all liabilities relating to the transferred permits and the associated reclamation and post-mining liabilities of the purchased assets totaling approximately $10,000,000. The Buyer will also pay Sellers the amount $1.00 upon closing.

Refer to Exhibit 99.1 for full Sale Order details.

Item 9.01        Financial Statements and Exhibits.

(d)                                 Exhibits

The following exhibits are attached hereto and filed herewith.

ExhibitNo.	Description
99.1	General Assignment and Assumption Agreement and Bill of Sale

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Resources Corporation

Date: September 27, 2019	By:	/s/ Mark C. Jensen
Mark C. Jensen
Chief Executive Officer